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                    August 17, 2023

       Peter Osvaldik
       Executive Vice President and Chief Financial Officer
       T-Mobile US, Inc.
       12920 SE 38th Street
       Bellevue, Washington 98006-1350

                                                        Re: T-Mobile US, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 14,
2023
                                                            File No. 001-33409

       Dear Peter Osvaldik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology